AMENDMENT NO. 1


         Amendment No. 1, dated October 17, 1997, to the Shareholder Protection Rights Agreement, dated as of October 6, 1995 (the "Agreement"), between Intermet Corporation, a Georgia corporation (the "Company") and Trust Company Bank, as Rights Agent (the "Rights Agent"). Capitalized terms used herein and not defined have the meaning set forth in the Agreement.

                                   WITNESSETH:

         WHEREAS, the Company and the Rights Agent have entered into the Agreement;

         WHEREAS, Section 5.4 of the Agreement provides that the Company and the Rights Agent may supplement or amend the Agreement in any respect without the approval of any holders of Rights prior to the Flip-in Date;

         WHEREAS, the Flip-in Date has not occurred;

         WHEREAS, the Company desires to amend the Rights Agreement as follows, and the Rights Agent is required to duly execute and deliver any amendment requested by the Company which satisfies the terms of Section 5.4 of the Agreement;

         NOW, THEREFORE, in consideration of the premises, the parties hereby agree as follows:

         1. The definition of Acquiring Person set forth in Section 1.1 of the Agreement is amended to delete "or" before (iii) and to add to the end of the first sentence of such definition the following:

         "or (iv) who is the Beneficial Owner of 10% or more but less than 15% of the outstanding shares of Common Stock and who is one of the types of institutional investors enumerated under Rule 13d-1(b)(l)(ii) promulgated pursuant to the Securities Exchange Act of 1934, as amended, as in effect on the date hereof and who is, and remains, entitled to file a Schedule 13G under Rule 13d-1(b), as such rule may be amended from time to time."



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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed as of the date first above written.

                                                     INTERMET CORPORATION


                                                     By: /s/ John Doddridge
                                                        ------------------------
                                                        John Doddridge
                                                        Chairman and CEO


                                                     TRUST COMPANY BANK


                                                     By: /s/ A.C. Conn
                                                        ------------------------
                                                        A.C. Conn
                                                        Group Vice President

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